Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
October 22, 2010	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Reports Continued Strong

Growth in Cash Flow, Wireless and FiOS in 3Q

Improved Earnings and Margin Performance Build on Prior Quarter

3Q HIGHLIGHTS

Consolidated

•	31 cents in diluted earnings per share (EPS), including 25 cents per share in non-operational items, compared with 3Q 2009 EPS of 41 cents.

•	$25.2 billion in cash flow from operations year-to-date; $13.4 billion in free cash flow (non-GAAP) year-to-date, up 25.3 percent.

Wireless

•	997,000 total net customer additions, excluding acquisitions and adjustments, in 3Q 2010;
584,000 retail postpaid net customer additions in the quarter; continued low retail postpaid churn of 1.07 percent.

•	93.2 million customers; 101.1 million total connections.

•	6.0 percent increase in total revenues from 3Q 2009; 7.7 percent increase in service revenues;
data revenues up 26.3 percent; 29.9 percent operating income margin and 47.2 percent
Segment EBITDA margin on service revenues (non-GAAP).

Wireline

•	226,000 net FiOS Internet and 204,000 net FiOS TV customer additions; 3.9 million total FiOS Internet customers and 3.3 million total FiOS TV customers.

Verizon News Release, page 2

•	10.9 percent increase in consumer ARPU from 3Q 2009; FiOS revenues now represent approximately 50 percent of total consumer revenues.

•	6.9 percent increase in strategic business services revenues, which now represent approximately 43 percent of total global enterprise revenues.

NEW YORK -- Verizon Communications Inc. (NYSE, NASDAQ: VZ) today reported continued strong cash flow in the third quarter 2010, and earnings and margin improvements compared with the second quarter 2010. In the third quarter, Verizon Wireless, FiOS and strategic business services produced continued strong revenue and customer growth.

The company reported 31 cents in EPS in third-quarter 2010, compared with 41 cents per share in third-quarter 2009. Third-quarter 2010 results included 25 cents per share in non-operational charges, the largest of which was a non-cash charge related to pension settlements.

On Track to Achieve Earnings Targets

“Verizon built on a strong second quarter with a stronger third quarter, resulting in improved earnings performance and substantial cash flow,” said Chairman and CEO Ivan Seidenberg. “We are building momentum and are on track to achieve our goal of growing earnings in the second half of the year. We are excited by the opportunities we see to expand wireline margins and the growth we see related to the upcoming launch of next-generation wireless services.”

Verizon anticipates that adjusted EPS (non-GAAP) in second-half 2010 will be at the high end of the range of its guidance. Based on adjusted EPS of $1.01 in the first half of the year, Verizon estimates second-half 2010 adjusted EPS will be approximately 5 percent to 10 percent greater than $1.01. (Adjusted EPS is calculated based on excluding the impact of divested properties and adding back the EPS impact of non-operational and/or non-recurring items to reported EPS.)

Verizon News Release, page 3

Seidenberg added, “We are confident in the long-term potential of our business and in our ability to return long-term value to shareowners.”

In third-quarter 2010, Verizon’s Board of Directors approved a 2.6 percent quarterly dividend increase, and shareowners realized $1.85 per share in additional returns as a result of Verizon’s transaction with Frontier Communications.

Accelerated Comparable Revenue Growth

On a consolidated basis, Verizon’s total operating revenues were $26.5 billion in third-quarter 2010, a decrease of 2.9 percent compared with third-quarter 2009. Last year’s results included revenues from operations that have since been divested.

On a comparable basis (non-GAAP), third-quarter 2010 total operating revenues increased $550 million, or 2.1 percent, compared with third-quarter 2009. This is an acceleration from year-over-year comparable revenue growth of 0.5 percent in second-quarter 2010.

Cash flow from operations totaled $25.2 billion through the first three quarters of 2010, compared with $23.1 billion through the first three quarters of 2009. Cash flow from operations totaled $8.3 billion in third-quarter 2010 alone.

Capital expenditures totaled $11.8 billion through the first three quarters of 2010, down 4.9 percent compared with $12.4 billion through the first three quarters of 2009. Verizon expects that total capital spending for 2010 will be at the low end of, or slightly below, the company’s targeted range of $16.8 billion to $17.2 billion.

Through the first three quarters of 2010, free cash flow (non-GAAP; cash flow from operations less capital expenditures) totaled $13.4 billion, a 25.3 percent year-over-year increase.

Verizon’s net debt (non-GAAP; total debt less cash and cash equivalents) was $47.8 billion at the end of third-quarter 2010. The net debt to Adjusted EBITDA ratio (non-

Verizon News Release, page 4

GAAP; net debt divided by earnings before interest, taxes, depreciation and amortization, adjusted for the impact of divested operations and non-recurring or non-operational items) was approximately 1.4 at the end of the quarter, and Verizon continues to expect it to be lower by year-end 2010.

Non-operational items that negatively impacted Verizon’s third-quarter 2010 net income by 25 cents per share were: 19 cents per share for the non-cash recognition of pension settlement losses resulting from the company’s workforce reduction and voluntary separation plans; 4 cents per share for charges in connection with the closing of the Frontier transaction; and 2 cents per share for Alltel merger integration costs.

Verizon also reported that the full-year 2010 adjusted effective tax rate attributable to Verizon will be in the range of 31 percent to 32 percent, down from previous guidance in the range of 33 percent to 35 percent.

Wireless: Another Strong Quarter

Verizon Wireless delivered accelerating top-line revenue growth, continued data revenue growth, strong margins, and solid additions of traditional customers and other connections. In the third quarter of 2010:

•	Verizon Wireless added 584,000 retail postpaid and 447,000 total retail customers in the quarter, excluding acquisitions and adjustments.

•

At the end of the third quarter, the company had 86.7 million retail customers, which represented 93 percent of the company’s wireless customers, the largest number of retail customers of any U.S. wireless provider.

•	The company also added 550,000 reseller customers in the third quarter.

•	The total number of customers at the end of the quarter was 93.2 million.

Verizon News Release, page 5

•

In addition, the company had 7.9 million other connections at the end of the quarter -- such as machine-to-machine and telematics -- adding 251,000 net other connections in the quarter. This brings the number of total wireless connections to 101.1 million at the end of the third quarter.

•	Retail postpaid churn remained low at 1.07 percent. Retail and total customer churn levels were 1.43 percent and 1.36 percent, respectively.

•

Retail service revenues in the quarter totaled $13.5 billion, up 5.0 percent year over year. Retail data revenues were $4.8 billion, up 22.8 percent. Service revenues in the third quarter were $14.2 billion, up 7.7 percent. Total revenues were $16.3 billion, up 6.0 percent year over year.

•	Retail service ARPU (average monthly service revenue per user) grew 1.8 percent over third-quarter 2009, to $51.99. Retail data ARPU increased to $18.61, up 19.0 percent year over year.

•

Wireless operating income margin was 29.9 percent, an increase of 220 basis points year over year. Segment EBITDA margin on service revenues (non-GAAP) was 47.2 percent, up 150 basis points over third-quarter 2009.

Wireline: Accelerated FiOS Growth

Customer growth accelerated for broadband and video services provided over Verizon’s FiOS fiber-optic network in the U.S., and revenues continued to increase for strategic wireline business services worldwide. In the third quarter of 2010:

•

Verizon added 226,000 net new FiOS Internet customers and 204,000 net new FiOS TV customers, sequential improvements of approximately 17 percent and 19 percent, respectively, compared with second-quarter 2010. This is the largest net quarterly

Verizon News Release, page 6

increase in FiOS customers in more than a year. By the end of the third quarter, Verizon had 3.9 million FiOS Internet and 3.3 million FiOS TV customers.

•

FiOS Internet penetration (customers as a percentage of potential customers) was 31.0 percent by the end of the quarter, with the product available for sale to 12.5 million premises. This compares with 28.7 percent and 10.9 million, respectively, at the end of third-quarter 2009.

•

FiOS TV penetration was 27.2 percent by the end of the quarter, with the product available for sale to 12.1 million premises. This compares with 25.1 percent and 10.4 million, respectively, at the end of third-quarter 2009.

•

In more mature FiOS markets, penetration rates have been consistently growing and are more than 35 percent, with a few markets in excess of 40 percent. FiOS revenues, including FiOS Digital Voice, grew 29.2 percent year over year. FiOS revenues generated approximately 50 percent of consumer wireline revenues in third-quarter 2010, compared with approximately 40 percent in third-quarter 2009.

•	Total wireline broadband and video revenues -- including FiOS Internet, FiOS TV and HSI (DSL-based high-speed Internet) -- were $1.8 billion in the quarter, up 20.8 percent from third-quarter 2009.

•

Consumer revenues grew 1.1 percent compared with third-quarter 2009. Consumer ARPU for wireline services was $86.55 in third-quarter 2010, up 10.9 percent compared with third-quarter 2009. ARPU for FiOS customers was more than $146.

•

Global enterprise revenues totaled $3.9 billion in the quarter. This is a decrease of 0.8 percent compared with third-quarter 2009, primarily due to foreign currency effects. Sales of strategic enterprise services -- such as security and IT solutions, as well as

Verizon News Release, page 7

strategic networking -- increased 6.9 percent compared with third-quarter 2009 and now represent approximately 43 percent of global enterprise revenues.

•	Segment EBITDA margin (non-GAAP) was 21.0 percent, compared with 20.8 percent in the second quarter of 2010 and 21.2 percent in the third quarter of 2009.

Additional Highlights

Wireless

•

Verizon Wireless continued to lead the industry in cost efficiency. Monthly cash expense per customer (non-GAAP) decreased in the third quarter 2010 to $26.88, from $27.59 in the comparable period in 2009.

•	In the third quarter, data revenues increased to 35.7 percent of all service revenues, up from 30.5 percent in the third quarter 2009.

•

Verizon Wireless continued to invest in its broadband network, the nation’s largest and most reliable 3G (third-generation) network. Verizon’s 3G network provides more coverage than any other U.S. carrier’s and is available where more than 289 million people reside.

•

In early October, Verizon Wireless announced 38 major metropolitan areas, covering 110 million people, where it will launch its 4G LTE (fourth-generation Long Term Evolution) network by the end of the year. In addition, 4G LTE will be available in more than 60 commercial airports coast to coast -- including major airports within the launch areas plus airports in other key cities. Verizon Wireless’ 4G LTE network-deployment plans include covering virtually all of the company’s current nationwide 3G footprint by the end of 2013.

•

Verizon Wireless announced the first tablets to be available to its customers: the Apple iPad Wi-Fi will go on sale on Oct. 28 and the Samsung Galaxy Tab will launch on Nov. 11. In addition, the company continued to expand its smartphone lineup during the third quarter with the launch of the DROID X, DROID 2 and limited edition DROID R2-D2 by Motorola; the Samsung Fascinate, a Galaxy S smartphone; and a new model of the BlackBerry Curve 3G smartphone.

•

The company hosted its second annual Verizon Developers Conference in September, reaffirming its commitment to an open network and helping developers deliver applications to market quickly. Since the VDC was established in 2009, more than 5,000 developers have joined to create applications to be distributed to Verizon Wireless customers.

•

During the third quarter, Verizon Wireless customers sent or received more than 183 billion text messages. Customers also sent nearly 3.8 billion picture messages and completed nearly 22 million music and video downloads.

Verizon News Release, page 8

Wireline

•

Third-quarter 2010 operating revenues were $10.3 billion, a decline of 3.6 percent compared with third-quarter 2009. Third-quarter 2010 cash operating expenses (non-GAAP) were $8.1 billion, a decline of 3.3 percent compared with third-quarter 2009.

•

Broadband connections totaled 8.3 million at the end of the third quarter 2010, a 2.7 percent year-over-year increase. This is a net increase of 61,000 from the second quarter 2010, as the increase in FiOS Internet connections more than offset a decrease in HSI connections.

•

As of the end of third-quarter 2010, the FiOS network passed 15.4 million premises, or approximately 60 percent of Verizon’s domestic wireline footprint following the close of the Frontier transaction.

•

The wireline workforce totaled 97,500 at the end of the third quarter 2010. This is a decline of 5,900 compared with the end of the second quarter 2010. Primarily as a result of a second-quarter 2010 incentive offer that has led to voluntary separations, the wireline workforce has declined by about 10,500 in the second and third quarters of 2010, and from 2,000 to 3,000 additional employees are expected to leave the payroll by year-end. These numbers do not include more than 9,200 employees who were transferred to Frontier in July.

•

During the quarter, Verizon continued to deploy global IT and networking solutions that enable multinational enterprise, medium business and government customers to do business more efficiently and effectively. These included new cloud computing capabilities, additional security capabilities in the Asia-Pacific region and global data center expansion to support the company’s “everything-as-a-service” cloud strategy. In addition to rolling out new capabilities, Verizon received recognition from top industry analyst firms during the quarter in the areas of communications outsourcing, Asia-Pacific network services, carrier Ethernet and IP services, and managed security services.

•

Verizon expanded its global network infrastructure during the quarter as it continued to broaden its global scope and capabilities. The company installed 17 additional Private IP edge routers for a total of 798 edge routers in 228 sites throughout 60 countries; added three new converged packet architecture switches, bringing the total number of CPA switches to 149 in 131 sites across 36 countries; and installed 19 new nodes in the Switched Ethernet Service network in support of a fiber-to-the-cell-site initiative.

•

AEG, the American Red Cross and the U.S. General Services Administration were among Verizon Business customers that completed new agreements during the quarter for a wide range of advanced communications and technology solutions.

Verizon News Release, page 9

NOTE: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release. Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the divestiture of overlapping wireless properties in 105 operating markets in 24 states during the first half of 2010; the wireless deferred revenue adjustment that was disclosed in Verizon’s Form 10-Q for the period ended June 30, 2010; and the spinoff to Frontier of local exchange and related landline assets in 14 states, effective on July 1, 2010.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 93 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 195,000 and last year generated consolidated revenues of more than $107 billion. For more information, visit www.verizon.com.

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NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 9/30/09	% Change	9 Mos. Ended 9/30/10	9 Mos. Ended 9/30/09	% Change

Operating Revenues	$26,484	$27,265	(2.9)	$80,170	$80,717	(0.7)

Operating Expenses
Cost of services and sales	11,250	10,996	2.3	34,206	31,785	7.6
Selling, general & administrative expense	7,465	8,111	(8.0)	23,508	23,543	(0.1)
Depreciation and amortization expense	4,022	4,172	(3.6)	12,319	12,291	0.2

Total Operating Expenses	22,737	23,279	(2.3)	70,033	67,619	3.6

Operating Income	3,747	3,986	(6.0)	10,137	13,098	(22.6)
Equity in earnings of unconsolidated businesses	141	166	(15.1)	395	422	(6.4)
Other income and (expense), net	(50)	13	*	12	77	(84.4)
Interest expense	(597)	(704)	(15.2)	(1,956)	(2,416)	(19.0)

Income Before Provision for Income Taxes	3,241	3,461	(6.4)	8,588	11,181	(23.2)
Provision for income taxes	(321)	(574)	(44.1)	(1,837)	(1,924)	(4.5)

Net Income	$2,920	$2,887	1.1	$6,751	$9,257	(27.1)

Net income attributable to noncontrolling interest	2,039	1,711	19.2	5,659	4,953	14.3
Net income attributable to Verizon	881	1,176	(25.1)	1,092	4,304	(74.6)

Net Income	$2,920	$2,887	1.1	$6,751	$9,257	(27.1)

Basic Earnings per Common Share
Net income attributable to Verizon	$.31	$.41	(24.4)	$.39	$1.51	(74.2)

Weighted average number of common shares (in millions)	2,829	2,841		2,830	2,841

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.31	$.41	(24.4)	$.39	$1.51	(74.2)

Weighted average number of common shares-assuming dilution (in millions)	2,830	2,841		2,833	2,841

Footnotes:

(1)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	9/30/10	12/31/09	$ Change

Assets
Current assets
Cash and cash equivalents	$5,394	$2,009	$3,385
Short-term investments	581	490	91
Accounts receivable, net	11,973	12,573	(600)
Inventories	1,010	1,426	(416)
Prepaid expenses and other	2,383	5,247	(2,864)

Total current assets	21,341	21,745	(404)

Plant, property and equipment	217,859	229,381	(11,522)
Less accumulated depreciation	130,429	137,052	(6,623)

	87,430	92,329	(4,899)

Investments in unconsolidated businesses	3,832	3,535	297
Wireless licenses	72,719	72,067	652
Goodwill	21,933	22,472	(539)
Other intangible assets, net	5,915	6,764	(849)
Other assets	7,682	8,339	(657)

Total Assets	$220,852	$227,251	$(6,399)

Liabilities and Equity
Current liabilities
Debt maturing within one year	$5,810	$7,205	$(1,395)
Accounts payable and accrued liabilities	16,092	15,223	869
Other	6,865	6,708	157

Total current liabilities	28,767	29,136	(369)

Long-term debt	47,360	55,051	(7,691)
Employee benefit obligations	31,915	32,622	(707)
Deferred income taxes	21,772	19,310	2,462
Other liabilities	6,414	6,765	(351)

Equity
Common stock	297	297	—
Contributed capital	37,921	40,108	(2,187)
Reinvested earnings	14,621	17,592	(2,971)
Accumulated other comprehensive loss	(9,835)	(11,479)	1,644
Common stock in treasury, at cost	(5,276)	(5,000)	(276)
Deferred compensation – employee
stock ownership plans and other	189	88	101
Noncontrolling interest	46,707	42,761	3,946

Total equity	84,624	84,367	257

Total Liabilities and Equity	$220,852	$227,251	$(6,399)

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/10	9 Mos. Ended 9/30/09	$ Change

Cash Flows From Operating Activities
Net Income	$6,751	$9,257	$(2,506)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,319	12,291	28
Employee retirement benefits	3,909	2,533	1,376
Deferred income taxes	2,332	2,672	(340)
Provision for uncollectible accounts	922	917	5
Equity in earnings of unconsolidated businesses, net of dividends received	82	21	61
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	640	(2,337)	2,977
Other, net	(1,742)	(2,236)	494

Net cash provided by operating activities	25,213	23,118	2,095

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(11,843)	(12,450)	607
Acquisitions of licenses, investments and businesses, net of cash acquired	(1,027)	(5,627)	4,600
Proceeds from dispositions	2,594	—	2,594
Net change in short-term investments	(34)	78	(112)
Other, net	151	51	100

Net cash used in investing activities	(10,159)	(17,948)	7,789

Cash Flows From Financing Activities
Proceeds from long-term borrowings	—	12,040	(12,040)
Repayments of long-term borrowings and capital lease obligations	(7,941)	(18,966)	11,025
Decrease in short-term obligations, excluding current maturities	(1,097)	(1,454)	357
Dividends paid	(4,034)	(3,920)	(114)
Proceeds from access line spin-off	3,083	—	3,083
Other, net	(1,680)	(1,436)	(244)

Net cash used in financing activities	(11,669)	(13,736)	2,067

Increase (decrease) in cash and cash equivalents	3,385	(8,566)	11,951
Cash and cash equivalents, beginning of period	2,009	9,782	(7,773)

Cash and cash equivalents, end of period	$5,394	$1,216	$4,178

Verizon Communications Inc.

Selected Financial and Operating Statistics

As of Unaudited			9/30/10	9/30/09

Debt to debt and Verizon’s equity ratio, end of period (1)			58.4%	59.3%

Book value per common share (1)			$13.41	$15.20

Common shares outstanding (in millions) end of period			2,827	2,841

Total employees			195,100	230,340

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 9/30/09	9 Mos. Ended 9/30/10	9 Mos. Ended 9/30/09

Capital expenditures (including capitalized software)
Domestic Wireless	$2,173	$1,800	$6,205	$5,134
Wireline	1,751	2,273	5,098	6,614
Other	234	283	540	702

Total	$4,158	$4,356	$11,843	$12,450

Cash dividends declared per common share	$0.4875	$0.4750	$1.4375	$1.3950

Footnote:

(1)	Calculations are based on the equity position attributable to Verizon, which excludes noncontrolling interests.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 9/30/09	% Change	9 Mos. Ended 9/30/10	9 Mos. Ended 9/30/09	% Change

Revenues
Service revenues	$14,168	$13,149	7.7	$41,436	$38,863	6.6
Equipment and other	2,082	2,182	(4.6)	5,823	6,187	(5.9)

Total Revenues	16,250	15,331	6.0	47,259	45,050	4.9

Operating Expenses
Cost of services and sales	5,017	4,929	1.8	14,428	14,204	1.6
Selling, general & administrative expense	4,543	4,399	3.3	13,486	13,056	3.3
Depreciation and amortization expense	1,836	1,758	4.4	5,475	5,234	4.6

Total Operating Expenses	11,396	11,086	2.8	33,389	32,494	2.8

Operating Income	$4,854	$4,245	14.3	$13,870	$12,556	10.5
Operating Income Margin	29.9%	27.7%		29.3%	27.9%

(numbers in thousands)

Unaudited	9/30/10	9/30/09	% Change

Selected Operating Statistics

Total Customers	93,170	86,990	7.1
Retail Customers	86,734	84,268	2.9

				(numbers in thousands)

Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 9/30/09	% Change	9 Mos. Ended 9/30/10	9 Mos. Ended 9/30/09	% Change

Total Customer net adds in period (1)	997	1,185	(15.9)	3,884	3,495	11.1
Retail Customer net adds in period (1)	447	916	(51.2)	1,174	3,212	(63.4)
Total churn rate	1.36%	1.46%		1.32%	1.42%
Retail churn rate	1.43%	1.46%		1.39%	1.41%

Footnotes:

(1) Customer net additions exclude acquisitions and adjustments.

The segment financial results and metrics above are adjusted to exclude the impact of divested operations, as well as the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results, including the impact of divested operations.

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 9/30/09	% Change	9 Mos. Ended 9/30/10	9 Mos. Ended 9/30/09	% Change

Wireline Operating Revenues
Mass Markets	$4,073	$4,047	0.6	$12,171	$12,068	0.9
Global Enterprise	3,926	3,958	(0.8)	11,705	11,754	(0.4)
Global Wholesale	2,072	2,307	(10.2)	6,382	6,867	(7.1)
Other	215	355	(39.4)	680	1,181	(42.4)

Total Operating Revenues	10,286	10,667	(3.6)	30,938	31,870	(2.9)

Operating Expenses
Cost of services and sales	5,803	5,978	(2.9)	17,457	17,347	0.6
Selling, general & administrative expense	2,319	2,423	(4.3)	7,176	7,527	(4.7)
Depreciation and amortization expense	2,145	2,075	3.4	6,308	6,112	3.2

Total Operating Expenses	10,267	10,476	(2.0)	30,941	30,986	(0.1)

Operating Income (Loss)	$19	$191	(90.1)	$(3)	$884	*
Operating Income Margin	0.2%	1.8%		*	2.8%

(numbers in thousands)

Unaudited	9/30/10	9/30/09	% Change

Selected Operating Statistics

Switched access lines in service
Total Residence (includes Primary residence)	14,465	16,105	(10.2)
Primary residence	12,825	14,030	(8.6)

Business	11,953	12,719	(6.0)
Public	126	179	(29.6)

Total	26,544	29,003	(8.5)

Broadband connections	8,340	8,119	2.7
FiOS Internet Subscribers	3,885	3,136	23.9
FiOS TV Subscribers	3,290	2,601	26.5

Footnotes:

The segment financial results and metrics above are adjusted to exclude the impact of divested operations, as well as the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results, including the impact of divested operations.

*	Not meaningful

Verizon Communications Inc.

Other Reconciliations – Verizon

(dollars in millions)

	3 Mos. Ended	3 Mos. Ended	3 Mos. Ended	3 Mos. Ended
Unaudited	9/30/10	6/30/10	9/30/09	6/30/09

Consolidated Operating Revenues - Reported	$26,484	$26,773	$27,265	$26,861
Less: Impact of divested operations	—	1,129	1,331	1,350

Consolidated Adjusted Operating Revenues	$26,484	$25,644	$25,934	$25,511

Y/Y% Change	2.1%	0.5%

(dollars in millions)

Unaudited	Last Twelve Months (LTM)	9 Mos. Ended 9/30/10	3 Mos. Ended 12/31/09

Verizon Consolidated EBITDA
Consolidated net income		$6,751	$1,101
Add/subtract non-operating items:
Provision (benefit) for income taxes		1,837	(714)
Interest expense		1,956	686
Other income and (expense), net		(12)	(13)
Equity in earnings of unconsolidated business		(395)	(131)

Operating income		10,137	929
Add: Depreciation and amortization expense		12,319	4,241

Verizon Consolidated EBITDA		$22,456	$5,170

Other Items (Before Tax)
Merger integration and acquisition related charges		373	165
Access line spin-off related charges		407	391
Impact of divested operations		(1,168)	(584)
Severance, pension and benefit charges		3,323	3,020
Deferred revenue adjustment		268	—

		3,203	2,992

Consolidated Adjusted EBITDA	$33,821	$25,659	$8,162

(dollars in millions)

Unaudited	9/30/10

Net Debt
Debt maturing within one year	$5,810
Long-term debt	47,360

Total debt	53,170
Less: Cash and cash equivalents	5,394

Net Debt	$47,776

(dollars in millions)

Unaudited	9/30/10

Net Debt to Adjusted EBITDA
Net Debt	$47,776
Adjusted EBITDA LTM	33,761

Net Debt to Adjusted EBITDA Ratio	1.42

Adjusted EPS Reconciliation
Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 6/30/10	3 Mos. Ended 3/31/10

Reported EPS	$0.31	$(0.07)	$0.14
Merger integration and acquisition related charges	0.02	0.06	0.01
Access line spin-off related charges	0.04	0.04	0.04
Severance, pension and benefit charges	0.19	0.52	0.03
Medicare Part D subsidy charges	—	—	0.34
Deferred revenue adjustment	—	0.03	—
Impact of divested operations	—	(0.06)	(0.07)

Adjusted EPS	$0.56	$0.52	$0.49

Verizon Communications Inc.

Reconciliations – Free Cash Flow

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/10	9 Mos. Ended 9/30/09

Free Cash Flow

Net cash provided by operating activities	$25,213	$23,118
Less: Capital expenditures	11,843	12,450

Free Cash Flow	$13,370	$10,668

Other Reconciliations – Verizon Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 9/30/09

Verizon Wireless Segment EBITDA
Operating income	$4,854	$4,245
Add: Depreciation and amortization expense	1,836	1,758

Verizon Wireless Segment EBITDA	$6,690	$6,003

Verizon Wireless total revenues	$16,250	$15,331

Verizon Wireless service revenues	$14,168	$13,149

Verizon Wireless operating income margin	29.9%	27.7%

Verizon Wireless Segment EBITDA service margin	47.2%	45.7%

(dollars in millions, except Cash Expense per Customer)

Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 9/30/09

Verizon Wireless Monthly Cash Expense Per Customer
Verizon Wireless cost of services and sales	$5,017	$4,929
Verizon Wireless selling, general and administrative expense	4,543	4,399
Less: Equipment and other revenue	2,082	2,182

Cash expense	$7,478	$7,146
Cumulative average customers (millions)	278.2	259.0
Monthly Cash expense per customer	$26.88	$27.59

Other Reconciliations – Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 6/30/10	3 Mos. Ended 9/30/09

Verizon Wireline Segment EBITDA
Operating income	$19	$33	$191
Add: Depreciation and amortization expense	2,145	2,100	2,075

Verizon Wireline Segment EBITDA	$2,164	$2,133	$2,266

Verizon Wireline total revenues	$10,286	$10,277	$10,667

Verizon Wireline operating income margin	0.2%	0.3%	1.8%

Verizon Wireline Segment EBITDA margin	21.0%	20.8%	21.2%

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/10	3 Mos. Ended 9/30/09

Verizon Wireline Cash Operating Expenses
Total operating expenses	$10,267	$10,476
Less: Depreciation and amortization	2,145	2,075

Verizon Wireline Cash Operating Expenses	$8,122	$8,401